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Exhibit 12

Ratio of Earnings to Fixed Charges

        The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated. The historical ratios are prepared on a consolidated basis in accordance with generally accepted accounting principles and, therefore, reflect all consolidated earnings and fixed charges.

        The ratio of earnings to fixed charges for each of the periods is determined by dividing earnings by fixed charges. Earnings consist of income (loss) from operations before income taxes, amortization of previously capitalized interest and fixed charges, exclusive of capitalized interest cost. Fixed charges consist of interest incurred and amortization of deferred loan costs.

			Predecessor Company			Barrington Group
	Period from January 1, 2002 to October 21, 2002		Period from October 22, 2002 to December 31, 2002	Year Ended December 31, 2003	Period from January 1, 2004 to April 30, 2004	Period from May 1, 2004 to December 31, 2004	Year Ended December 31, 2005	Year Ended December 31, 2006	Three Months Ended March 31, 2006	Three Months Ended March 31, 2007
	(Dollars in thousands)
Earnings before fixed charges:
Income (loss) before income taxes	$540	(1)	$586	$821	$211	$(419)	$(6,963)	$(8,375)	$(2,269)	$(8,654)
Depreciation and amortization	378		126	689	256	3,162	7,648	19,866	2,852	7,823
Equity in loss of joint venture interest	—		—	—	—	—	—	9	—	6
Interest and other debt expense	6		18	87	22	1,527	5,070	13,774	1,152	6,500

Earnings before fixed charges	$924		$730	$1,597	$489	$4,270	$5,755	$25,274	$1,735	$5,675

Fixed charges:
Interest and other debt expense	$6		$18	$87	$22	$1,535	$3,037	$13,336	$1,237	$6,533

Total fixed charges	$6		$18	$87	$22	$1,535	$3,037	$13,336	$1,237	$6,533

Ratio of earnings to fixed charges	154.0		40.6	18.4	22.2	2.78	1.89	1.90	1.40	0.87

(1)
Excludes the loss of $3,560 generated as a result of the sale of WHOI and KHQA to the predecessor company.

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Ratio of Earnings to Fixed Charges